Exhibit 10.3

FORM OF AGILENT TECHNOLOGIES, INC

1999 NON-EMPLOYEE DIRECTOR STOCK PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT, dated                      (“Grant Date”) between AGILENT TECHNOLOGIES, INC., a Delaware corporation (“the Company”) and                      (“the Director”), a director of the Company is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the Agilent Technologies, Inc. 1999 Non-Employee Director Stock Plan (the “Plan”), a copy of which is attached hereto as Exhibit “A” and made a part hereof;

NOW THEREFORE, the parties hereby agree that in consideration of services to be rendered, the Company grants the Director an option (the “Option”) to purchase                  shares of Common Stock of the Company upon the terms and conditions set forth in the attached Plan document and further subject to the terms and conditions set forth herein.

1.	The Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.

2.	The exercise price of the Option shall be $ per share.

3.	This Option is not transferable by the Director other than by will or the laws of descent and distribution, and is exercisable only by the Director during his or her lifetime. This Option may not be transferred, assigned, pledged, or hypothecated by the Director during his or her lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.	This Option may not be exercised before the first anniversary of the date hereof.

5.	This Option will expire ten (10) years from the date hereof, unless sooner terminated or cancelled in accordance with the provisions of the Plan. Should the Director cease to be a member of the Board of Directors for any reason during the period commencing with the Grant Date hereof and ending on the next annual shareholders meeting (including, but not limited to, cessation by reason of the failure to be re-elected at such annual shareholders meeting), this Option shall be automatically cancelled on the date of such cessation.

6.	This Option shall be exercised by delivering to the Secretary of the Company at its head office a written notice stating the number of shares as to which the Option is exercised. The written notice must be accompanied by payment of the full exercise price for such Option shares.

7.	All rights of the Director in this Option, to the extent that it has not been exercised, shall terminate upon the death of the Director (except as hereinafter provided). The Director may, by written notice to the company, designate one or more persons, including his or her legal representative, who shall by reason of the Director’s death acquire the right to exercise all or a portion of the Director’s Option. The person so designated must exercise the Option within the term of the Option set forth in the attached document. The person designated to exercise the Option after the Director’s death shall be bound by the provisions of the Plan.

8.	The Director hereby designates the following person(s) as the one(s) who may exercise this Option after his or her death as provided above:

Name:	Relationship:

Name:	Relationship:

The Director may change the above designation at his or her pleasure by filing with the Secretary of the Company a written notice of change.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate the day and year first above written.

AGILENT TECHNOLOGIES, INC.

By:
Marie Oh Huber
Vice President, Assistant Secretary and
Assistant General Counsel

Accepted By:
Director

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